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                                                        EXHIBIT A
                          NEWS RELEASE
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For Immediate Release                                       98-02
May 05, 1998
          Shareholders Approve Plan of Recapitalization

Coeur d'Alene, Idaho, Hanover Gold Company, Inc. (NASDAQ SmallCap
Symbol: "HVGO") announced today that its shareholders had approved a plan of recapitalization pursuant to which each issued and outstanding share of common stock of the company, par value $0.0001 per share, would be exchanged automatically, and without any action on the part of the holder, in a tax free transaction, for one-fourth share of common stock of the same par value. The recapitalization plan becomes effective today.

No new certificates will be issued under the plan. Rather, presently outstanding certificates will be deemed to represent one-fourth of the number of shares stated on the certificate. Similarly, no certificates representing fractional shares will be issued. In lieu of any fractional share interest, each holder of common stock who would otherwise be entitled to receive a fractional share will instead receive one whole share for each fractional interest.

As a consequence of the recapitalization plan, the number of issued and outstanding shares of common stock of the company has been reduced, from 29,745,352 shares to 7,436,338 shares.

The holders of 19,176,286 shares of common stock approved the plan of recapitalization. 6,190,475 shares were voted against the proposal and the holders of 15,116 abstained from voting.

In other action taken at the shareholders meeting, James A. Fish, Neal A. Degerstrom, Robinson Bosworth III, Karl E. Elers, Tim
Babcock and Laurence Steinbaum were each elected directors of the company for the ensuing year.

Also, the shareholders approved an amendment to the company's 1995 stock plan to remove limitations on the aggregate number of options that may be granted under the plan, but not the overall number of options available for grant to all eligible participants under the plan. The number of overall options remains at 1,000,000 as the result of the recapitalization discussed above, of which 417,500 (post-recapitalization) has been granted. The number of options formerly available for grant to directors was limited to 200,000 shares (post-recapitalization), all of which were issued in 1995, shortly after the plan was first adopted.

Following the shareholders meeting the Board of Directors of the company approved a drilling program, for the company's Virginia City, Montana property, to commence late May, weather permitting. The program provides for approximately 10,000 feet of diamond drilling at six different targets within the fifteen square mile prime target area.

Additional information on Hanover Gold is available on the Internet at http://www.hanovergold.com. For more information concerning this announcement or any other aspect of Hanover's business, contact Hanover Gold Company, Inc., 1000 Northwest Blvd., Suite 100, Coeur d'Alene, Idaho 83814; telephone (208) 664-4653, fax (208) 769-7969 or e-mail (hvgo@hanovergold.com)